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                                                                Exhibit 99.1


[Gardner Denver Logo]

============================================================================
                                PRESS RELEASE
============================================================================

FOR IMMEDIATE RELEASE
---------------------

April 23, 2003                   Contact: Helen W. Cornell
                                          Vice President, Strategic Planning
                                          and Operations Support
                                          (217) 228-8209


   GARDNER DENVER, INC. REPORTS FIRST QUARTER EARNINGS PER SHARE OF $0.22:
            STRONG CASH FLOW RESULTS IN CONTINUED DEBT REDUCTION

QUINCY, IL, (April 23, 2003) - Gardner Denver, Inc. (NYSE:GDI) announced that revenues for the three months ended March 31, 2003 were $101.5 million, a 5% decrease compared with the first quarter of the previous year. Diluted earnings per share (DEPS) in the three-month period of 2003 were $0.22, compared to $0.29 in the previous year.

CEO's Comments Regarding Results
--------------------------------
"Despite the weak industrial economy, we are improving operations and investing for the future. Backlog for Compressed Air Products increased approximately 12%, compared to the December 31, 2002 level, primarily due to increased demand in wastewater treatment and additional penetration of the European and Asian markets. The U.S. industrial economy remains very soft, presenting the most difficult sales environment since the early 1980's. However, our growing international presence has partially offset the decline in domestic demand and, despite the limited opportunities for organic top line growth, the Company continues to improve operations and cash flow. Material and manufacturing cost reductions are on plan and I expect to see margin expansion from these efforts when U.S. industrial demand improves and our revenues increase accordingly. We are investing capital to reduce our costs and improve our products. Through lean manufacturing techniques and supply chain management, we are reducing lead-time and accelerating throughput. When the industrial economy recovers in the U.S., the Company will be well-positioned for revenue expansion and profitability improvements through operating leverage," stated Ross J. Centanni, Chairman, President and CEO.

"We have recently seen some increased orders for drilling pumps, particularly for international applications. As a result of these longer lead-time orders, our backlog for Pump Products improved almost 98% compared to December 31, 2002. Based on this improvement, we expect the Pump Products segment to be profitable for the balance of the year, even though significant improvement in the North American drilling pump market has not yet materialized. Selling and administrative expenses for the three months ended March 31, 2003 increased 4%, compared to the three-month period of 2002. However, we are continuing to tightly control spending. Excluding the impact of foreign currency exchange rate changes, selling and administrative expenses decreased approximately 1% from the prior year period due to cost reduction efforts, despite higher compensation and fringe benefit costs."


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"I am pleased with the efforts made to further reduce receivables and days sales outstanding, which were almost four days better than our previous low. Additions to inventory resulted from positioning long lead-time items for orders in backlog and increases related to iron casting supply disruptions. I anticipate our inventory turnover will improve through the remainder of the year and inventory reductions will be achieved by year-end as production is balanced and new suppliers' performance improves. Cash flow from operations totaled more than $5 million for the quarter, nearly 40% more than in the first quarter of 2002 on lower net income. Our ability to generate such strong cash flows, even in a period of weak economic demand, demonstrates the underlying value of our Company. In the first quarter of 2003, we invested almost $3 million in capital expenditures to reduce costs and develop new products, compared to less than $2 million in the same period of 2002. We also repaid almost $9 million of debt in the three-month period. At the end of March, debt represented less than 33% of our capital structure, which enhances our ability to pursue synergistic acquisitions and our other strategies for growth."

Outlook
-------
Looking forward, Mr. Centanni stated, "We have not seen significant changes in the U.S. industrial market and believe that the future holds more opportunities for growth than risks of further retrenchment. We are maintaining tight expense controls in our operations and positioning the Company for growth in Asia through the establishment of a packaging operation. This packaging operation will also facilitate further reductions in material costs as we access lower-cost Asian suppliers. We are improving our market position in Europe through the addition and training of distribution and development of cost-reduced products. We continue to monitor key industrial economic indicators in the U.S., such as manufacturing capacity utilization and industrial production, for improvement since demand for our compressed air products has historically increased approximately six months after these indicators improve. Although significant near term increases in orders for compressed air products are not anticipated through the second quarter, we believe Gardner Denver is positioned to respond quickly when orders begin to increase."

"We expect improved demand for petroleum pumps and replacement parts if North American rig counts continue to rise. Since we ended 2002 with minimal levels of backlog, we are relying on order conversion in 2003 and striving for lead-time reductions so that we can respond more quickly to increases in demand. We increased backlog somewhat in the first quarter, based on a slight increase in drilling pump orders, but future shipments will continue to be reliant upon order conversion for the balance of the year. If natural gas prices remain elevated, supported by an economic recovery, demand for well servicing and drilling could return to higher levels, stimulating demand for petroleum pumps in the second half of 2003."

"We continue to focus our efforts on improving operations and reducing costs. We have been able to mitigate much of the supply disruption created when a key provider of iron castings ceased production in the fourth quarter of 2002. We have been able to reduce our material costs through our new sources, but still incurred higher scrap and costs to expedite castings as new suppliers were integrated into our manufacturing process. We believe that DEPS for the first



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quarter of 2003 was reduced by approximately $0.02 to $0.03 per share due to this problem, although the exact impact is difficult to estimate. We believe that the most significant aspects of this change are completed, but expect to continue addressing lingering problems over the balance of the year. Nevertheless, the Company continues to benefit from lower material costs as we resolve these problems."

"Similar to most companies in the U.S. today, the Company's pension and post retirement medical expenses are expected to be higher in 2003 than in previous years, which is negatively impacting earnings. We are also incurring volume reductions and unfavorable mix in our Pump Products segment as a result of decreased drilling pump sales, which typically generate above-average margins. However, we believe that material cost reductions and improvements to operations will offset most of this deterioration. Further capital investment, to reduce costs and develop new products, will also contribute to margin improvements. We anticipate capital spending to be $14 to $16 million for the year. We expect DEPS to be approximately $0.28 to $0.32 for the second quarter of 2003 and, consistent with our previous guidance, $1.10 to $1.30 for the year assuming that a modest recovery in the industrial economy occurs in the second half of the year. Given the fixed cost leverage associated with our business and our improved cost structure, if revenues improve more substantially, DEPS could exceed this outlook."

First Quarter Results
---------------------
Revenues for the three-month period decreased $5.1 million (5%) to $101.5 million, compared to the same period of 2002, due to a continuing decline in the industrial economy in the U.S. and the reduction in drilling pump backlog that generated revenues in 2002. Compressed Air Products revenues decreased $1.3 million, or 1%, despite favorable changes in foreign currency exchange rates. Excluding the favorable impact of changes in exchange rates, revenues in this segment decreased $5.6 million (6%) as a result of weakened demand related to the softer U.S. industrial economy. Pump Products revenues for the three-month period decreased $3.8 million (21%), compared to the same period of 2002. The depressed demand for petroleum pump products resulted from previously low levels of rig count, which began negatively impacting order rates in the second half of 2001. In 2002, Pump Products revenues were primarily supported by drilling pump backlog carried over from 2001 orders.

Net income was $3.5 million for the three-month period of 2003, compared to $4.6 million in the same period of 2002. Favorable changes in exchange rates increased net income by approximately $0.2 million. The 2003 results reflect an effective tax rate of 32%, compared to 34% in the previous year, as a result of greater benefits from U.S. export sales. We currently anticipate this lower tax rate to be effective for the balance of the year. DEPS was $0.22 for the first quarter of 2003, compared to $0.29 for the same period of 2002. This deterioration was primarily a result of the decline in drilling pump revenues and the associated reduction in margin contribution and fixed cost leverage, higher compensation and fringe benefit expenses and costs associated with the disruption of castings from a key supplier. Foreign currency transaction losses in 2003, compared to transaction gains in 2002, also contributed to the deterioration in earnings. These reductions were partially offset by the benefit of a lower tax rate and cost reduction efforts, including acquisition integrations.



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Cautionary Statement Regarding Forward-Looking Statements
---------------------------------------------------------
All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995, including the statements under the "CEO's Comments Regarding Results" and "Outlook" section. As a general matter, forward-looking statements are those focused upon anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to Gardner Denver's operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements. The following uncertainties and factors, among others, could affect future performance and cause actual results to differ materially from those expressed in or implied by forward-looking statements: (1) the ability to maintain and to enter into key purchasing, supply and outsourcing relationships; (2) the ability to effectively manage the transition of iron casting supply to alternate sources due to the LaGrange Foundry closure and the skill, commitment and availability of such alternate sources; (3) the ability to identify, negotiate and complete future acquisitions; (4) the speed with which the Company is able to integrate acquisitions and realize the related financial benefits; (5) the domestic and/or worldwide level of oil and natural gas prices and oil and gas drilling and production, which affect demand for the Company's petroleum products; (6) changes in domestic and/or worldwide industrial production and industrial capacity utilization rates, which affect demand for the Company's compressed air products; (7) pricing of Gardner Denver products; (8) the degree to which the Company is able to penetrate niche and international markets; (9) the ability to attract and retain quality management personnel; (10) market performance of pension plan assets and changes in discount rates used for actuarial assumptions in pension and other post-employment obligation and expense calculations; (11) the continued successful implementation of cost reduction efforts; (12) the continued ability to effectively manage and defend litigation matters pending, or asserted in the future, against the Company;
(13) the successful implementation of the Company's strategic initiatives and partnering relationships; (14) the acceptance of the Company's new product offerings; and (15) the continued successful implementation and utilization of the Company's electronic services. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, even though its situation and circumstances may change in the future.

Comparisons of the financial results for the three-month period ended March 31, 2003 and 2002 follow.

Gardner Denver will broadcast, through a live webcast, its conference call to discuss first quarter earnings on Thursday, April 24, 2003 at 11:00 a.m. Eastern. This free webcast will be available in listen-only mode and can be accessed, for up to ninety days following the call, through the Investor Relations page on the Gardner Denver website (www.gardnerdenver.com) or on CCBN's website (www.companyboardroom.com).

Gardner Denver, with 2002 revenues of $418 million, is a leading manufacturer of reciprocating, rotary and vane compressors and blowers for various industrial applications and pumps used in the petroleum and industrial markets. Gardner Denver's news releases are available by visiting the Investor Relations page on the Company's website
(www.gardnerdenver.com).

                                     ###



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
                            GARDNER DENVER, INC.
                    CONSOLIDATED STATEMENT OF OPERATIONS
          (in thousands, except per share amounts and percentages)

                                                  (Unaudited)
                                              THREE MONTHS ENDED
                                                   MARCH 31,
                                          ---------------------------
                                                                            %
                                              2003           2002        CHANGE
                                          ------------  -------------  ----------
Revenues                                    $ 101,491      $ 106,609         (5)

Costs and Expenses:
  Cost of sales                                70,774         74,602         (5)
  Depreciation and amortization                 3,546          3,548         --
  Selling and administrative                   20,677         19,972          4
  Interest expense                              1,205          1,682        (28)
  Other expense (income), net                     113           (132)      (186)
                                          ------------  -------------

Income before income taxes                      5,176          6,937        (25)
Provision for income taxes                      1,656          2,359        (30)
                                          ------------  -------------

Net income                                  $   3,520      $   4,578        (23)
                                          ============  =============

Basic earnings per share                    $    0.22      $    0.29        (24)
                                          ============  =============
Diluted earnings per share                  $    0.22      $    0.29        (24)
                                          ============  =============

Basic weighted average
    number of shares outstanding               16,010         15,757
                                          ============  =============
Diluted weighted average
    number of shares outstanding               16,171         15,997
                                          ============  =============

Shares outstanding as of 3/31                  16,040         15,815
                                          ============  =============




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
                               GARDNER DENVER, INC.
                             BUSINESS SEGMENT RESULTS
                        (in thousands, except percentages)
                                    (Unaudited)

                                           THREE MONTHS ENDED
                                                MARCH 31,
                                        ---------------------------
                                                                           %
                                            2003           2002          CHANGE
                                        ------------   ------------     ---------
COMPRESSED AIR PRODUCTS
   Revenues                                 $87,186        $88,511           (1)
   Operating earnings                         6,576          7,340          (10)
   % of Revenues                                7.5%           8.3%
      Orders                                 93,135         85,552            9
      Backlog                                65,449         56,189           16

PUMP PRODUCTS
   Revenues                                  14,305         18,098          (21)
   Operating (loss) earnings                    (82)         1,147         (107)
   % of Revenues                               (0.6%)          6.3%
      Orders                                 20,729         13,386           55
      Backlog                                13,141         15,828          (17)


                           CONDENSED BALANCE SHEET ITEMS
                        (in thousands, except percentages)
                                    (Unaudited)
                                                                             %
                                            3/31/03       12/31/02        CHANGE
                                         ------------   ------------     ---------
Cash and equivalents                       $ 21,065       $ 25,667          (18)
Receivables, net                             67,858         74,490           (9)
Inventories, net                             71,102         67,448            5
Current assets                              169,006        177,775           (5)

Total assets                                462,916        472,181           (2)

Short-term debt and cur. maturities           7,500          7,500           --
Current liabilities                          69,810         77,660          (10)
Long-term debt, ex. cur. maturities         104,030        112,663           (8)

Total liabilities                           233,072        249,258           (6)

Total stockholders' equity                  229,844        222,923            3